SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB REPORTS FINANCIAL RESULTS FOR FIRST QUARTER FISCAL YEAR 2006

Houston, Texas, November 8, 2005 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, today announced financial results for the first quarter ended September 30, 2005 of its fiscal year 2006.

First Quarter Results

SPACEHAB posted a first quarter fiscal 2006 net loss of $1.9 million, or ($0.15) per share, on revenue of $12.0 million compared with first quarter fiscal year 2005 net income of $7.0 million, or $0.55 per share, on revenue of $13.0 million.

The Company was pleased to see the completion of the STS-114 space shuttle mission during the quarter, but technical issues have impacted the launch dates of future missions. SPACEHAB management had anticipated a challenging quarter, partially due to a slow launch manifest at its Astrotech Space Operations subsidiary, but additional delays in the shuttle manifest, which includes work on the STS-121 and STS-116 missions, have transferred contract efforts from active mode to a standby, or maintenance, mode. The Company receives equitable adjustments under the contract for these missions to cover costs, but at lower margins.

The Company expected to begin work this quarter on module processing for the STS-118 mission, but this effort has been temporarily deferred pending a firm return-to-flight schedule of the space shuttle. SPACEHAB was also prepared to conclude a commercial space access and microgravity research contract, known as JETIS, in support of the Japan Aerospace Exploration Agency this quarter, but customer requirements have delayed the finalization of this work.

Astrotech took advantage of the projected processing hiatus to begin facility upgrades in support of future missions awarded under the recently announced $4.9 million NASA payload processing contract. Additionally, customer-driven delays in the launch vehicle market in support of the GOES-N and Cloudsat/Calipso missions affected Astrotech operations. This was offset by additional revenue gained while the spacecraft are in Company facilities and through the provision of newly awarded non mission-specific services.

In August 2005 NASA announced a target of May 2006 for the next space shuttle mission, STS-121, for which SPACEHAB is contracted to provide a cargo carrier and related integration and operations services. The Company expects the delay of this and other missions to have marginal impact on revenues and margins over the coming months as SPACEHAB continues the mission-specific work and receives revenue for its asset maintenance fees.

Liquidity

SPACEHAB’s cash and short-term investments were approximately $6.9 million as of September 30, 2005. The Company expects to utilize existing cash, advances available under the Company’s $5.0 million revolving credit facility, and cash anticipated from future operations for research and development activities as well as for new business initiatives. As of September 30, 2005 SPACEHAB had no advances outstanding against its credit facility.

Current liabilities decreased to $20.4 million at September 30, 2005 compared to $20.5 million at June 30, 2005 due to reductions in accounts payable and accrued expense. As of September 30, 2005 SPACEHAB carried a contract backlog of $75.9 million, which represents the expected value of contractually-committed work, portions of which are subject to the space shuttle’s return to flight or future government funding decisions.

On July 21, 2005 SPACEHAB filed Form S-4 “Registration Statement” with the Securities and Exchange Commission which outlined the terms of an offer to exchange existing 8.0% convertible subordinated notes due in 2007, which became effective September 2, 2005. On October 20, 2005 a post-effective amendment to the terms of the offer was filed in which the terms were restated that the Company intended to exchange its 8.0% convertible subordinated notes due in 2007 for 5.5% senior convertible notes due in 2010 with a conversion price of $1.50 per share. The offer is to expire on November 16, 2005. A special meeting of shareholders will be held on November 10, 2005 to decide on certain matters related to the exchange offer.

On March 25, 2003 the Board of Directors authorized the Company to repurchase up to $1.0 million of the Company’s outstanding common stock at market prices. Any purchases under the Company’s stock repurchase program may be made from time to time, in the open market, through block trades or otherwise in accordance with applicable regulations of the SEC. For the quarter ended September 30, 2005, SPACEHAB did not repurchase any shares but has repurchased 116,100 shares at a cost of $117,320, or an average price of $1.01 per share, under the program to date.

Update of Ongoing Operations

SPACEHAB’s priority for the remainder of the fiscal year is on innovation and technical excellence, securing new business, forging strategic partnerships, and expanding our core capability. The Company continues to focus on remaining an affordable, capable, and dependable supplier of commercial space services while generating profit and attaining the success it seeks in a highly competitive industry.

The Company is conducting a detailed assessment of the commercial and government space application markets, identifying specific customer space access requirements. SPACEHAB is preparing for major solicitations in support of NASA’s commercial International Space Station resupply requirements and procurements associated with the Vision for Space Exploration. One such procurement is NASA’s Commercial Orbital Transportation Service solicitation expected to be released in December with a potential award in May 2006.

In preparation for this procurement, SPACEHAB is establishing partnerships and securing suppliers in order to construct an operationally-viable and affordable commercial solution for supplying a high-value logistics service to the International Space Station. This is a program for which the Company is aptly prepared to lead for NASA. In future periods SPACEHAB will be expending additional funds on bid and proposal efforts for new opportunities both in the commercial and government space markets.

SPACEHAB Flight Services (SFS) continues to generate revenue by providing space shuttle-based, turnkey services that include customer access to space via a family of pressurized modules and unpressurized pallet carriers; integration and operations support to logistics suppliers transporting cargo aboard SPACEHAB carriers to and from the orbiting ISS; and integration and operations support to scientists and technologists responsible for experiments performed aboard module and pallet research platforms. SFS is under contract to provide SPACEHAB’s single module as well as its Integrated Cargo

Carriers (ICCs) in support of three of the next five logistics missions to the ISS: STS-121, STS-116, and STS-118, in order of scheduled launch dates.

Astrotech Space Operations (ASO) provides expert services and facilities to its customers in support of the final assembly, checkout, and countdown functions associated with preparing a spacecraft for launch. This preparation includes the final assembly and checkout of the spacecraft, check-out and installation of the solid rocket motors, loading of the liquid propellants, encapsulation of the satellite in the launch vehicle payload fairings, and command and control of the spacecraft during pre-launch countdown. During the quarter ASO was awarded a new NASA contract valued at up to $4.9 million to provide payload processing services from the Company’s high-tech facilities in Titusville, Florida.

SPACEHAB Government Services (SGS) continues to provide support to NASA in the areas of large-scale configuration and data management programs such as the International Space Station; specialized hardware design, development, and fabrication; and safety and quality support services. SGS has been supporting a five-year International Space Station program management initiative of which over three years remains on the contract. NASA has the option to issue two one-year contract options that could expand the overall contract to seven years.

Conference Call

SPACEHAB will host a conference call at 10:00 a.m. Central time following the earnings release. During the call management will discuss the Company’s first quarter financial results as well as other recent and potential future developments relating to SPACEHAB. To participate on the call please dial 866.411.4706 (domestic calls) or 678.460.1867 (international calls). A taped replay will be available following the conference call until 11:59 p.m. Eastern time on November 9, 2005 at 866.453.6660 (domestic calls) or 678.460.1866 (international calls) via access code 207552. To hear a replay of the call via the Internet, visit the Investor Information section of the SPACEHAB website at www.spacehab.com. This audio archived webcast of the conference call is available on the Company website for approximately one year.

Annual Shareholders Meeting

SPACEHAB’s Annual meeting of Shareholders is scheduled for December 1, 2005 at 10:00 a.m. Central time. The meeting will be held at SPACEHAB’s corporate office located at 12130 Highway 3, Building 1, Webster, TX 77598.

HOLDERS OF THE NOTES AND OTHER INTERESTED PARTIES ARE ENCOURAGED TO CAREFULLY READ THOSE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE OFFER TO EXCHANGE AND CONSENT SOLICITATION.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The exchange offer and consent solicitation is being made solely by the prospectus filed with the Securities and Exchange Commission.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space

Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

Tables follow

SPACEHAB, INCORPORATED AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share data)

	Three Months Ended September 30,
	2005	2004
Revenue	$11,985	$13,033
Costs of revenue	10,212	10,786

Gross profit	1,773	2,247

Operating expenses
Selling, general and administrative	2,280	1,966
Research and development	78	7
Nonrecurring items, net loss (recovery) related to RDM	—	(8,244)

Total operating expenses	2,358	(6,271)

Income from operations	(585)	8,518
Interest expense	(1,408)	(1,458)
Interest and other income, net	109	41

Income before income taxes	(1,884)	7,101
Income tax expense	(32)	(142)

Net income	$(1,916)	$6,959

Income per share:
Net income per share – basic	$(0.15)	$0.55

Shares used in computing net income per share – basic	12,671,576	12,574,224

Net income per share – diluted	$(0.15)	$0.49

Shares used in computing net income per share – diluted	12,671,576	14,247,860

Condensed Consolidated Balance Sheets (In thousands)
	September 30, 2005 (unaudited)	June 30, 2005
ASSETS
Cash and cash equivalents	$6,897	$8,297
Accounts receivable, net	15,898	16,906
Prepaid expenses and other current assets	701	693

Total current assets	23,496	25,896
Property and equipment, net of accumulated depreciation and amortization of $53,467 and $52,224, respectively	73,045	73,647
Other assets, net	2,949	2,408

Total assets	$99,490	$101,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$20,420	20,461

Long-term liabilities	66,056	66,693
Stockholders’ equity	13,014	14,797

Total liabilities and stockholders’ equity	$99,490	$101,951

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